UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 19, 2011

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

To the extent required by Item 1.01 of Form 8-K, the information contained in Item 5.02 of this Current Report is hereby incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2011, the Board of Directors of Central European Distribution Corporation (the “Company”) approved amendments to the terms of the Company’s Executive Bonus Plan (the “Plan”). The amendments do not apply to the determination of any amounts payable under the Plan with respect to the 2010 fiscal year. Pursuant to the amendments, beginning in 2012 with respect to the 2011 fiscal year, the total amounts payable pursuant to the Plan will be based on achievement of targets to be established by the Board of Directors of the Company for each fiscal year with respect to Net Sales, EBITDA and EPS.

The aggregate cash bonus will be set on an annual basis. For 2011, the aggregate amount was set at $1.67 million. The allocable amount of the bonus pool that each participant in the Plan is eligible to receive shall be set by the Compensation Committee of the Company. For 2011, subject to the terms of the Plan and achievement of the 2011 targets, 53%, 27% and 20% of the 2011 cash bonus pool will be paid to Messrs. Carey, Evangelou and Biedermann, respectively.

The foregoing description of the amendments to the Plan is qualified in its entirety by reference to the terms of the Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Bonus Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Christopher Biedermann
Christopher Biedermann
Vice President and Chief Financial Officer

Date: May 25, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Executive Bonus Plan.